EXHIBIT 99.1
IDEX CORPORATION ACQUIRES FAURE HERMAN SA
NORTHBROOK, IL, February 14, 2007 — IDEX Corporation (NYSE: IEX) today announced the acquisition of Faure Herman SA, a leading provider of ultrasonic and helical turbine flow meters used in the custody transfer and control of high value fluids and gases. Headquartered in La Ferté Bernard, France, with sales offices in Europe and North America, Faure Herman has revenues of approximately $17 million euro ($22 million USD). Faure Herman’s products include the Heliflu Turbine meter and the FH8500 Ultrasonic Meter, both of which are the technology of choice in the oil, gas and refined fuels industries and are recognized by their customers for precision and accuracy. Faure Herman will be operated as part of the company’s Liquid Controls business within its Fluid & Metering Technologies segment. Terms of the transaction were not disclosed.
Commenting on the acquisition, IDEX Chairman and Chief Executive Officer Larry Kingsley said, “We are extremely pleased by Faure Herman’s decision to become part of IDEX. Faure Herman is a technology leader in this exciting and growing market, and the highly precise nature of their products and strong regional brand recognition will add significantly to our precision metering capability.” Liquid Controls President Kevin Hostetler added, “The acquisition of Faure Herman dovetails nicely with the new controls platform we acquired with Toptech Systems and will enable our continued growth in Europe. Most significantly, Faure Herman will enhance our ability to support our customers in their desire to move, measure, and dispense high-value fluids anywhere in the world.”
Faure Herman Managing Director Philippe Brel stated, “We are excited to become a part of IDEX and its Fluid and Metering Technologies business. IDEX is a recognized leader in applied engineered solutions and Liquid Controls is the premiere brand in the custody transfer and control markets. We will now have a global footprint and the technology which will enable us to provide our customers with a complete end-to-end solution ensuring the safe, productive and energy efficient transfer of all custody control fluids.”
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.